Exhibit 4.4

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of September 16, 2021 by and among (i) Ginkgo Bioworks Holdings, Inc., a Delaware corporation (the “Company”), (ii) Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), and (iii) Computershare Trust Company, N.A., a federally chartered trust company, and Computershare Inc., a Delaware corporation (collectively, “Computershare”).

WHEREAS, the Company (formerly known as Soaring Eagle Acquisition Corp., and formerly a Cayman Islands exempted company) and Continental have previously entered into a warrant agreement, dated as of February 23, 2021 (as may be amended from time to time, the “Warrant Agreement”) governing the terms of the Company’s 53,750,000 outstanding warrants to purchase Class A ordinary shares, par value $0.0001 per share, of the Company (the “Warrants”); and

WHEREAS, the Company is party to a certain Agreement and Plan of Merger, dated as of May 11, 2021 and amended as of May 14, 2021 (as may be further amended from time to time, the “Business Combination Agreement”), with SEAC Merger Sub Inc. (“Merger Sub”) and Ginkgo Bioworks, Inc. (the “Operating Company”), pursuant to which, among other things, (i) prior to the date hereof, the Company has changed its jurisdiction of incorporation from the Cayman Islands to Delaware in accordance with the applicable provisions of the Delaware General Corporation Law and the Cayman Islands Companies Act (the “Domestication”) and (ii) on the date hereof, Merger Sub will merge with and into the Operating Company, with the Operating Company surviving the merger and continuing as a wholly owned subsidiary of the Company; and

WHEREAS, by virtue of the Domestication, the Company’s Class A ordinary shares have been converted, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share (the “Common Shares”), of the Company, and pursuant to Section 4.4 of the Warrant Agreement, from and after the Domestication, the Warrants relate to the Common Shares; and

WHEREAS, on the date hereof, the Company has entered into a certain Transfer Agency and Service Agreement with Computershare and, effective upon the Closing (as defined in the Business Combination Agreement), the Company wishes to appoint Computershare to serve as its transfer agent and registrar for its Common Shares pursuant to such Transfer Agent Agreement; and

WHEREAS, effective upon the Closing, the Company wishes to appoint Computershare to serve as successor Warrant Agent under the Warrant Agreement; and

WHEREAS, in connection with and effective upon such appointment, Continental wishes to assign all of its rights, interests and obligations as Warrant Agent under the Warrant Agreement, as hereby amended, to Computershare, Computershare wishes to assume all of such rights, interests and obligations and the Company wishes to approve such assignment and assumption.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.
Effective Time of This Agreement. This Agreement and the actions and transactions contemplated hereby, including the appointment, assignment, delegation, acceptance and assumption contemplated by Section 2 and the amendments contemplated by Section 3, are effective concurrently with the Closing.

2.
Appointment of Successor Warrant Agent. The Company hereby appoints Computershare to serve as successor Warrant Agent under the Warrant Agreement, and Continental hereby assigns and delegates, and Computershare hereby accepts and assumes, effective as of the Closing, all of Continental’s rights, interests and obligations in, to and under the Warrant Agreement and the Warrants, as Warrant Agent. Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement and the Warrants to the “Warrant Agent” or “Transfer Agent” shall mean Computershare.

3.
Amendment to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby deemed amended pursuant to and in accordance with Section 9.8 thereof to reflect the subject matter contained herein, effective as of the Closing, including the following.

a.
Section 5.5 of the Warrant Agreement is hereby amended to add the following as the final sentence thereof:

“The Warrant Agent may countersign a Definitive Warrant Certificate in manual of facsimile form.”

b.
Section 8.1 of the Warrant Agreement is hereby amended to add the following as the final sentence thereof:

“The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.”

c.
Section 8.2.1 of the Warrant Agreement is hereby amended to replace “sixty (60) days’ notice” with “thirty (30) days’ notice” in the first sentence thereof and to add the following as the second sentence thereof:

“If for any reason the transfer agency relationship in effect between the Company and the Transfer Agent terminates, the Warrant Agent will be deemed to have resigned automatically and, concurrently with such termination, will be discharged from its duties under this Agreement.”

d.
Section 8.3.1 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“Remuneration. The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon and, from time to time, on demand of the Warrant Agent, to reimburse the Warrant Agent for all of its reasonable and documented out-of-pocket expenses and counsel fees and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.”

e.
Section 8.4.1 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“Reliance on Company Statement. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering, or omitting to take any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by a person believed by the Warrant Agent to be the Chief Executive Officer, the Chief Financial Officer, Chief Legal Officer, the President, Executive Vice President, Vice President, Secretary or Chairman of the Board of the Company (each an authorized officer); and

such certificate shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate.”

f.
Section 8.4.2 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“Indemnity; Limitation on Liability. The Company also covenants and agrees to indemnify the Warrant Agent for, and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel) (“Losses”) that may be paid, incurred or suffered by it, or to which it may become subject, other than such Losses arising in connection with the gross negligence, bad faith or willful misconduct on the part of the Warrant Agent (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered, or omitted to be taken by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. The Warrant Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Warrant Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. Anything to the contrary notwithstanding, in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action. The provisions under this Section 8.4 shall survive the expiration of the Warrant and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.”

g.
Section 8.5 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions (and no implied terms and conditions) herein set forth and among other things shall account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Class A Shares through the exercise of the Warrants. The Warrant Agent shall act hereunder solely as agent for the Company. The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants or Class A Shares. The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company. The Warrant Agent shall have no responsibility to the Company, any holders of Warrants, any holders of Class A Shares or any other person for interest or earnings on any moneys held by the Warrant Agent pursuant to this Agreement.”

h.
Section 8.6 of the Warrant Agreement is hereby amended and restated in its entirety as follows: “[RESERVED.]”
i.
The following provisions are hereby incorporated into Section 8 of the Warrant Agreement in the numerical order set forth below:

“8.7 Legal Counsel. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with such advice or opinion.

1.8
Reliance on this Agreement and the Warrants. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrants (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

1.9
No Responsibility as to Certain Matters. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible for any change in the exercisability of any Warrant, any adjustment required under this Agreement, or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities to be issued pursuant to this Agreement or any Warrant or as to whether any other securities will, when so issued, be validly authorized and issued, fully paid and nonassessable.

1.10
Freedom to Trade in Company Securities. Subject to applicable laws, the Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

1.11
Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, willful misconduct or bad faith in the selection and continued employment thereof (which gross negligence, willful misconduct or bad faith must be determined by a final, non- appealable judgement of a court of competent jurisdiction).

1.12
No Risk of Own Funds. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

1.13
No Notice. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

1.14
Ambiguity. In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action after reasonably prompt notice to the Company in writing of the existence of such ambiguity or uncertainty, and shall be fully protected and shall not be liable in any way to Company, the holder of any Warrant or any other person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

1.15
Non-Registration. The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

1.16
Signature Guarantee. The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any related law, act, regulation or any interpretation of the same.

1.17
Authorized Officers. The Warrant Agent shall be fully authorized and protected in relying upon written instructions received from any authorized officer of the Company and shall not be liable for any action taken, suffered or omitted to be taken by the Warrant Agent in accordance with such advice or instructions.

1.18
Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

1.19
Bank Accounts; Delivery of Exercise Price. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party. The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.

j.
Section 9.8 is hereby amended to add the following sentences to the end of that provision:

“No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent and the Company. Upon the delivery of a certificate from an authorized officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 9.8, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent shall not be required to execute any supplement or amendment to this Agreement that it has reasonably determined would adversely affect its own rights, duties, obligations or immunities under this Agreement.”

k.
Section 9.2 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Ginkgo Bioworks Holdings, Inc. 27 Drydock Avenue, Floor 8

Boston, Massachusetts 02210 Attn: General Counsel

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Computershare Trust Company, N.A. Computershare Inc.

150 Royall Street

Canton, MA 02021 Attn: Client Services

in each case, with a copy (which shall not constitute notice) to: Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, Massachusetts 02116

Attn: Emily E. Taylor

Email: emily.taylor@lw.com”

l.
Section 9.9 of the Warrant Agreement is hereby amended to remove the period at the end of the first sentence and add the following:

“; provided, however, that if the exclusion of such provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent (after giving effect to any such similar provision), the Warrant Agent shall be entitled to resign upon fifteen (15) days’ prior written notice to the Company.”

4.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.

5.
Counterpart. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by email or exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

6.
Successors and Assigns. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

7.
Entire Agreement. This Agreement and the Warrant Agreement, as hereby amended, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

8.
Indemnification. The Company agrees to indemnify, defend and hold Computershare harmless from, and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel) that may be paid, incurred or suffered by it, or which it may become subject arising out of the assignment contemplated hereunder in connection with events occurring before the date of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above.

GINKGO BIOWORKS HOLDINGS, INC.

By: /s/ Mark Dmytruk

Name: Mark Dmytruk

Title: Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By: /s/ Henry Farrell

Name: Henry Farrell

Title: Vice President, Corporate Actions

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE, INC.,

On behalf of both entities By: /s/ Collin Ekeogu

Name: Collin Ekeogu

Title: Manager, Corporate Actions